PROSPECTUS SUPPLEMENT                        Filed Pursuant to Rule 424(b)(3) of
                                             the Rules and Regulations Under the
(To Prospectus dated April 7, 1999,          Securities Act of 1933
and to the Prospectus Supplements
dated July 2, 1999, August 11, 1999,
September 3, 1999, October 5, 1999,          Registration Statement No.333-71947
November 12, 1999, and December
28, 1999)


                               INSILCO CORPORATION

                    12% SERIES B SUBORDINATED NOTES DUE 2007
                         SENIOR SUBORDINATED GUARANTEES


                        ---------------------------------


RECENT DEVELOPMENTS
-------------------

         Attached hereto and incorporated by reference herein is the Form 8-K of Insilco Corporation dated February 11, 2000, filed with the Securities and Exchange Commission on February 17, 2000.


                        ---------------------------------


         This Prospectus Supplement, together with the Prospectus, is to be used by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") in connection with offers and sale of the above-referenced securities in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale. DLJSC may act as principal or agent in such transactions.


February 24, 2000

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                        DATE OF REPORT: FEBRUARY 11, 2000



                               INSILCO CORPORATION
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




   Delaware                         0-22098                         06-0635844
   --------                         -------                         ----------
(STATE OR OTHER               (COMMISSION FILE NO.)               (IRS EMPLOYER
JURISDICTION OF                                                   IDENTIFICATION
 INCORPORATION                                                        NUMBER)
OR ORGANIZATION)

                              425 Metro Place North
                                   Fifth Floor
                               Dublin, Ohio 43017
                                 (614) 792-0468

               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                       INCLUDING AREA CODE OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)

ITEM 5.  OTHER EVENTS.

Insilco Holding Co.'s press release issued February 11, 2000 is attached as an exhibit and is incorporated herein by reference.




ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)  Exhibits.


              EXHIBIT NO.                    DESCRIPTION

               99 (a) Press release of Insilco Holding Co. issued February 11, 2000

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            INSILCO CORPORATION
                                            ---------------------------------
                                            Registrant



Date:  February 11, 2000                    By: /s/ MICHAEL R. ELIA
                                                -----------------------------
                                                Michael R. Elia
                                                Vice President, Chief Financial
                                                Officer, Treasurer and Secretary

                                  EXHIBIT INDEX



              EXHIBIT NO.                    DESCRIPTION

               99 (a) Press release of Insilco Holding Co. issued February 11, 2000

                                                                   EXHIBIT 99(a)
                                                                   -------------

Excellence in Telecommunications, Electronics, Automotive
================================================================================

                                  NEWS RELEASE

================================================================================

FOR IMMEDIATE RELEASE

INVESTORS:   MICHAEL R. ELIA                      MEDIA:   MELODYE DEMASTUS
             SR. VICE PRESIDENT & CFO                      MELROSE CONSULTING
             (614) 791-3117                                (614) 771-0860


                         INSILCO HOLDING CO. TO ACQUIRE
                   MONTREAL-BASED CABLE ASSEMBLY MANUFACTURER

         COLUMBUS, OHIO, FEBRUARY 11, 2000 - INSILCO HOLDING CO. (OTC BULLETIN
BOARD: INSL) announced today that it has signed an agreement to purchase privately-owned T.A.T. Technology ("TAT"), a Montreal-based provider of cable and wire assemblies to Original Equipment Manufacturers serving the rapidly growing Optical Networking and Dense-Wavelength Division Multiplexing ("DWDM") segments of the telecommunications industry. TAT had 1999 revenues of approximately $58 million. The transaction is expected to close later this month. Financial terms of the transaction were not disclosed.

         David A. Kauer, Insilco President and CEO, said, "This acquisition represents an excellent strategic fit with our existing cable and wire assembly business. TAT and Insilco serve the same market-leading telecommunications customer and our combined facilities will give us close proximity, on a worldwide basis, to the fastest growing sites of major telecommunication equipment providers and contract manufacturers, which creates a true global supplier relationship and strengthens our long-term commitment."

         Kauer concluded, "We expect TAT to be immediately accretive and foresee numerous opportunities to create incremental value. Our expanded global presence and product offering affords us significant cross-selling opportunities and makes us a significant customer to component suppliers. The combination of these two companies will also strengthen our competitive position as companies continue to outsource and rationalize their vendor base in favor of larger, global suppliers."

         The statements made in this press release that are not historical facts are forward looking statements, including statements with respect the Company's ability to complete acquisitions, and as such, are subject to certain risks and uncertainties. It is important to note that results could differ materially from those projected in such forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: the inability to obtain bank approval for the acquisitions and/or the inability to successfully complete the acquisition, changes in demand from major customers, changes in demand for the Company's products, changes in market trends, general competitive pressures from existing and new competitors, adverse changes in operating performance, and adverse economic conditions. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 1998 and reports on 10-Q for the quarters ended March 31, June 30 and September 30, 1999. Copies of these filings may be obtained by contacting the Company or the SEC.

         Insilco Holding Co., based in suburban Columbus, Ohio, is a diversified manufacturer of industrial components. The Company's business units serve the telecommunications, electronics, automotive and other industrial markets. It had revenues in 1999 of $580 million.


Investor Relations Contact: Michael Elia (614) 792-0468 or write to Insilco Holding Co., Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860. You may also visit our web site at http://www.investor-access.com/insilco.html.

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